F.N.B. Corporation Reports Second Quarter of 2022 Earnings
Strong linked quarter annualized loan growth of 18% with record revenue of $336 million and 55% efficiency ratio

PITTSBURGH, PA – July 20, 2022 – F.N.B. Corporation (NYSE: FNB) reported earnings for the second quarter of 2022 with net income available to common stockholders of $107.1 million, or $0.30 per diluted common share. Comparatively, second quarter of 2021 net income available to common stockholders totaled $99.4 million, or $0.31 per diluted common share, and first quarter of 2022 net income available to common stockholders totaled $51.0 million, or $0.15 per diluted common share.

On an operating basis, the second quarter of 2022 earnings per diluted common share (non-GAAP) was $0.31, excluding $2.0 million (pre-tax) of significant items. On an operating basis, the second quarter of 2021 was $0.31 per share, excluding $2.6 million (pre-tax) of significant items, and the first quarter of 2022 was $0.26 per share, excluding $51.9 million (pre-tax) of significant items.

“F.N.B. Corporation produced strong second quarter operating earnings per share which increased 19% linked-quarter to $0.31,” said F.N.B. Corporation Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr. “Spot loan growth was a record $1.3 billion, or 19.5% annualized, excluding PPP, and revenue for the quarter totaled a record $336 million. Operating expenses remained well-controlled declining linked-quarter, leading to positive operating leverage and an efficiency ratio of 55.2%. Our profitability improved significantly with operating pre-provision net revenue up 23% on a linked-quarter basis and return on average tangible common equity of 15.5%. Asset quality remains a key focus with proactive risk management and a conservatively underwritten balance sheet driving our solid reserve coverage and net recoveries this quarter. As inflation and interest rates continue to rise, we are prepared for a broad range of economic scenarios given our strong liquidity and capital ratios, our diversified business mix, and our well-established risk management track record.”

Second Quarter 2022 Highlights
(All comparisons refer to the second quarter of 2021, except as noted)
•Period-end total loans and leases, excluding Paycheck Protection Program (PPP) loans and Howard Bancorp, Inc. (Howard) acquired loans as of the January 22, 2022 acquisition date (non-GAAP), increased $2.6 billion, or 11.2%, as commercial loans and leases increased $1.3 billion, or 8.4%, and consumer loans increased $1.3 billion, or 16.4%. PPP loans totaled $85.8 million at June 30, 2022, compared to $1.6 billion as of June 30, 2021.
•Excluding PPP, period-end loans and leases (non-GAAP) increased $1.3 billion, or 19.5% annualized, on a linked-quarter basis, including an increase of $795.0 million in consumer loans and $503.9 million in commercial loans and leases.
•Total average deposits grew $3.2 billion, or 10.5%, led by increases in average non-interest-bearing deposits of $1.7 billion, or 16.9%, and average interest-bearing demand deposits of $1.2 billion, or 8.8%, partially offset by a decrease in average time deposits of $284.4 million, or 8.7%. Average deposit growth reflected organic growth in new and existing customer relationships and inflows from the January 2022 Howard acquisition. Excluding Howard, average deposits (non-GAAP) grew $1.6 billion, or 5.1%.
•Net interest income increased $25.8 million, or 11.3%, to $253.7 million primarily due to the benefit of growth in earning assets as well as the rising interest rate environment.
•On a linked-quarter basis, the net interest margin (FTE) (non-GAAP) increased 15 basis points to 2.76%, as the earning asset yield increased 22 basis points and the cost of funds increased 8 basis points. The total impact of PPP, purchase accounting accretion and higher cash balances on net interest margin was a decrease of 12 basis points, down slightly from 13 basis points in the prior quarter.
•Non-interest income was $82.2 million, an increase of $2.4 million, or 3.0%, driven by strong contributions from capital markets fee income and higher service charges reflecting increased customer activity, partially offset by reduced contributions from mortgage banking due to lower refinance volumes given significantly higher interest rates.
•Pre-provision net revenue (non-GAAP) of $145.1 million, on an operating basis, increased $27.3 million, or 23.2%, and $17.3 million, or 13.5%, compared to the first quarter of 2022 and second quarter of 2021, respectively.
•The annualized net charge-offs/(recoveries) to total average loans ratio was (0.01)%, compared to 0.06%, with continued favorable asset quality trends across the loan portfolio.
•Common Equity Tier 1 (CET1) regulatory capital ratio was 9.7% (estimated), compared to 10.0% at March 31, 2022, and 9.9% at June 30, 2021. Tangible book value per common share (non-GAAP) decreased $0.49, or 5.7%, to $8.10 compared to December 31, 2021. Accumulated other comprehensive income/loss (AOCI) reduced the tangible book value per common share by $0.72 as of June 30, 2022, primarily due to the impact of higher interest rates on the fair value of available-for-sale (AFS) securities, compared to a $0.19 reduction as of December 31, 2021.
•During the second quarter of 2022, the Company repurchased 1.1 million shares of common stock at a weighted average share price of $11.77 for a total of $13.0 million.
•On June 1, 2022, the Company announced the signing of a definitive merger agreement to acquire Greenville, North Carolina-based UB Bancorp with total assets of $1.2 billion at March 31, 2022, including its wholly owned banking subsidiary, Union Bank, in an all-stock transaction valued at $19.56 per share, or a fully diluted market value of approximately $117 million, based upon the closing stock price of FNB as of Tuesday, May 31, 2022. This merger will further strengthen FNB's North Carolina presence while enhancing its low-cost deposit base.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release. For more information regarding our use of non-GAAP measures, please refer to the discussion herein under the caption, Use of Non-GAAP Financial Measures and Key Performance Indicators.

Quarterly Results Summary	2Q22	1Q22	2Q21
Reported results
Net income available to common stockholders (millions)	$107.1	$51.0	$99.4
Net income per diluted common share	0.30	0.15	0.31
Book value per common share (period-end)	15.19	15.19	15.43
Pre-provision net revenue (reported) (millions)	143.1	85.0	125.1
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$108.7	$92.0	$101.5
Operating net income per diluted common share	0.31	0.26	0.31
Pre-provision net revenue (operating) (millions)	145.1	117.8	127.8
Average diluted common shares outstanding (thousands)	354,687	348,926	323,328
Significant items impacting earnings[1] (millions)
Pre-tax merger-related expenses	$(2.0)	$(28.6)	$—
After-tax impact of merger-related expenses	(1.6)	(22.6)	—
Pre-tax provision expense related to acquisition	—	(19.1)	—
After-tax impact of provision expense related to acquisition	—	(15.1)	—
Pre-tax branch consolidation costs	—	(4.2)	(2.6)
After-tax impact of branch consolidation costs	—	(3.3)	(2.1)
Total significant items pre-tax	$(2.0)	$(51.9)	$(2.6)
Total significant items after-tax	$(1.6)	$(41.0)	$(2.1)
Capital measures (non-GAAP)

Tangible common equity to tangible assets (period-end)	7.25%	7.18%	7.26%
Tangible book value per common share (period-end)	$8.10	$8.09	$8.20

Year-to-Date Results Summary	2022	2021
Reported results
Net income available to common stockholders (millions)	$158.1	$190.6
Net income per diluted common share	0.45	0.59
Pre-provision net revenue (reported) (millions)	228.0	246.0
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$200.7	$192.7
Operating net income per diluted common share	0.57	0.59
Pre-provision net revenue (operating) (millions)	262.9	248.7
Average diluted common shares outstanding (thousands)	351,835	324,028
Significant items impacting earnings[1] (millions)
Pre-tax merger-related expenses	$(30.7)	$—
After-tax impact of merger-related expenses	(24.2)	—
Pre-tax provision expense related to acquisition	(19.1)	—
After-tax impact of provision expense related to acquisition	(15.1)	—
Pre-tax branch consolidation costs	(4.2)	(2.6)
After-tax impact of branch consolidation costs	(3.3)	(2.1)
Total significant items pre-tax	$(54.0)	$(2.6)
Total significant items after-tax	$(42.6)	$(2.1)
(1) Favorable (unfavorable) impact on earnings.

Second Quarter 2022 Results – Comparison to Prior-Year Quarter
(All comparisons refer to the second quarter of 2021, except as noted)

Net interest income totaled $253.7 million, an increase of $25.8 million, or 11.3%, compared to $227.9 million, as total average earning assets increased $3.1 billion, or 9.0%, including a $1.8 billion increase in average loans and leases from organic origination activity and Howard-acquired loans, $903.3 million increase in average securities and $301.6 million increase in average cash balances largely attributed to the impact from PPP activity. In addition to the growth in average earning assets, net interest income benefited from the repricing impact of the higher interest rate environment on earning asset yields, which was partially offset by the higher cost of interest-bearing deposit accounts and reduced PPP contributions.

The net interest margin (FTE) (non-GAAP) increased 6 basis points to 2.76%, as the yield on earning assets increased 5 basis points to 3.05%, primarily reflecting the higher yields on variable-rate loans and investment securities partially offset by significant reductions in PPP contributions as the PPP loan portfolio winds down. The total cost of funds was stable at 0.30% with a 4 basis point increase in interest-bearing deposit costs. The total impact of PPP, purchase accounting accretion and higher cash balances on net interest margin was a decrease of 12 basis points, compared to 1 basis point in the year-ago quarter.

Average loans and leases totaled $27.2 billion, an increase of $1.8 billion, or 7.3%. Excluding PPP loans (non-GAAP), average total loans and leases increased $3.8 billion, or 16.5%, including growth of $2.2 billion in commercial loans and leases ($1.1 billion from Howard) and $1.7 billion in consumer loans ($0.5 billion from Howard). The increase in average commercial loans and leases, excluding PPP (non-GAAP), included $1.4 billion, or 28.3%, in commercial and industrial loans and $723.1 million, or 7.3%, in commercial real estate balances driven by a combination of organic loan origination activity and the

Howard acquisition. Commercial origination activity was led by the Pittsburgh, Cleveland and North Carolina markets. The increase in average consumer loans included a $981.9 million increase in residential mortgages and a $585.5 million increase in direct home equity installment loans driven by a combination of strong organic loan origination activity and the Howard acquisition.

Average deposits totaled $33.7 billion with growth in average non-interest-bearing demand deposits of $1.7 billion, or 16.9%, and average interest-bearing demand deposits of $1.2 billion, or 8.8%, partially offset by a decline in time deposits of $284.4 million, or 8.7%. The growth in average deposits reflected organic growth in new and existing customer relationships and inflows from the Howard acquisition. The loan-to-deposit ratio was 83.8% at June 30, 2022, compared to 82.4% at June 30, 2021. Additionally, the funding mix continued to improve with non-interest-bearing deposits growing to 35% of total deposits at quarter end, compared to 33% as of June 30, 2021.

Non-interest income totaled $82.2 million, an increase of $2.4 million, or 3.0%, compared to the second quarter of 2021. Service charges increased $5.0 million, or 16.7%, driven by interchange fees, treasury management services and higher customer activity. Capital markets income totaled $8.5 million, an increase of $1.5 million, or 21.9%, with solid contributions from swap fees, international banking, and debt capital markets. Mortgage banking operations income decreased $1.3 million as secondary market revenue and mortgage held-for-sale pipelines declined from higher levels given the sharp increase in mortgage rates in 2022.

Non-interest expense totaled $192.8 million, increasing $10.3 million, or 5.6%. On an operating basis (non-GAAP), non-interest expense totaled $190.7 million, an increase of $10.9 million, or 6.1%, compared to the second quarter of 2021. Net occupancy and equipment increased $3.1 million, or 10.0%, on an operating basis (non-GAAP), primarily from technology-related investments and the acquired Howard expense base. On an operating basis (non-GAAP), salaries and benefits increased $1.8 million, or 1.8%, due primarily to annual merit increases and the acquired Howard expense base. Marketing expense increased $1.3 million, or 37.5%, on an operating basis (non-GAAP), due to increased digital advertising spend and campaigns related to our Physician's First Program. The efficiency ratio (non-GAAP) equaled 55.2%, compared to 56.8%.

The ratio of non-performing assets and 90 days past due loans to total loans and other real estate owned (OREO) decreased 18 basis points to 0.39%. Total delinquency decreased 17 basis points to 0.58%, compared to 0.75% at June 30, 2021, demonstrating positive asset quality trends across the portfolio.

The provision for credit losses was $6.4 million, compared to a net benefit of $1.1 million in the second quarter of 2021, with the increase primarily due to significant loan growth and CECL-related model impacts from lower prepayment speed assumptions in the second quarter of 2022. The second quarter of 2022 reflected net recoveries of ($0.4) million, or (0.01%) annualized of total average loans, compared to net charge-offs of $3.8 million, or 0.06% annualized, in the second quarter of 2021. The ratio of the allowance for credit losses (ACL) to total loans and leases decreased 7 basis points to 1.35%, directionally consistent with improved credit metrics and reflective of strong loan growth.

The effective tax rate was 20.1%, compared to 19.7% in the second quarter of 2021, with the slight increase due to higher pre-tax income and state income taxes.

The CET1 regulatory capital ratio was 9.7% (estimated), compared to 9.9% at June 30, 2021. Tangible book value per common share (non-GAAP) was $8.10 at June 30, 2022, a decrease of $0.10, or 1.2%, from $8.20 at June 30, 2021. AOCI reduced the current quarter tangible book value per common share by $0.72, compared to $0.14 at the end of the year-ago quarter, primarily due to the increase in unrealized losses on AFS securities resulting from the higher interest rate environment.

Second Quarter 2022 Results – Comparison to Prior Quarter
(All comparisons refer to the first quarter of 2022, except as noted)

Net interest income totaled $253.7 million, an increase of $19.6 million, or 8.4%, from the prior quarter total of $234.1 million, primarily due to growth in average earning assets and benefits from the higher interest rate environment, partially offset by the $5.8 million decreased contribution from PPP. The resulting net interest margin (FTE) (non-GAAP) increased 15 basis points to 2.76%. The total impact of PPP, purchase accounting accretion, and higher cash balances on net interest margin was a reduction of 12 basis points, compared to a reduction of 13 basis points in the prior quarter.

Total average earning assets increased $703.1 million, or 1.9%, to $37.3 billion. The total yield on earning assets increased 22 basis points to 3.05%, due to higher yields on investments and interest-bearing deposits with banks and variable-rate loans repricing. The total cost of funds increased 8 basis points to 0.30% from 0.22%, as the cost of interest-bearing deposits increased 14 basis points to 0.28%.

Average loans and leases totaled $27.2 billion, an increase of $1.0 billion, or 3.8%, as average consumer loans increased $626.6 million, or 7.0%, and average commercial loans and leases increased $379.7 million, or 2.2%, compared to the first quarter of 2022. Consumer loan growth reflected average residential mortgages increasing $351.9 million, or 8.8%, and average direct home equity installment balances increasing $173.7 million, or 7.0%. The consumer loan growth was driven by organic loan origination activity, reflecting customer preferences for adjustable-rate mortgages and the Physician's First Program. Average commercial loans and leases included growth of $293.7 million, or 4.8%, in commercial and industrial loans and $62.2 million, or 0.6%, in commercial real estate. The increases reflect commercial origination activity led by the Pittsburgh, Harrisburg and North Carolina markets.

Average deposits totaled $33.7 billion, increasing $711.9 million, or 2.2%, driven by increases in non-interest-bearing deposits of $505.3 million, or 4.5%, interest-bearing demand deposits of $93.7 million, or 0.6%, savings balances of $82.9 million, or 2.1%, and time deposits of $30.0 million, or 1.0%. The loan-to-deposit ratio was 83.8% at June 30, 2022, compared to 79.2% at March 31, 2022 due to the substantial loan growth.

Non-interest income totaled $82.2 million, a $3.8 million, or 4.9%, increase from the prior quarter. Capital markets income was $8.5 million, an increase of $1.4 million, or 19.9%, with solid contributions from swap fees, international banking, syndications, and debt capital markets. Service charges increased $3.2 million, or 10.1%, due to interchange fees, treasury management services and higher customer activity. Bank-owned life insurance increased $1.4 million, or 53.0%, driven by life insurance claims. Insurance commissions and fees decreased $1.3 million, or 16.5%, from seasonally elevated levels in the prior quarter. Mortgage banking operations income decreased $0.5 million, or 8.2%. Included in mortgage banking operations income was a $0.2 million recovery for MSR valuation, compared to a $2.3 million recovery in the first quarter of 2022.

Non-interest expense totaled $192.8 million, a decrease of $34.7 million, or 15.2%. On an operating basis (non-GAAP), non-interest expense decreased $3.9 million, or 2.0%, compared to the prior quarter, excluding merger-related expenses of $2.0 million in the second quarter of 2022 and merger-related expenses of $28.6 million and branch consolidation costs of $4.2 million in the first quarter of 2022. On an operating basis (non-GAAP), salaries and employee benefits decreased $8.3 million, or 7.4%, primarily related to seasonally higher long-term compensation expense of $6.2 million and seasonally higher employer-paid payroll taxes in the prior quarter. Marketing, on an operating basis (non-GAAP), increased $1.4 million, or 42.4%, due to increased digital advertising spend and campaigns related to our Physician's First Program. FDIC insurance increased $0.7 million, or 15.8%, primarily due to loan growth and balance sheet mix shift. The efficiency ratio (non-GAAP) equaled 55.2%, compared to 60.7%, reflecting the lower operating expense levels.

The ratio of non-performing assets and 90 days past due to total loans and OREO remained at very good levels, decreasing 5 basis points to 0.39%. Total delinquency decreased 8 basis points to 0.58%, compared to 0.66% at March 31, 2022.

The provision for credit losses was $6.4 million, compared to a net benefit of ($1.2) million when excluding $19.1 million of initial provision for non-PCD loans associated with the Howard acquisition in the prior quarter (non-GAAP). These provision levels reflected continued strong underlying portfolio credit trends with the operating-basis increase in the second quarter of 2022 driven by strong loan growth, as well as CECL-related model impacts from lower prepayment speed assumptions. The second quarter of 2022 reflected net recoveries of ($0.4) million, or (0.01)% annualized of total average loans, compared to net charge-offs of $1.9 million, or 0.03% annualized in the prior quarter. The ratio of the ACL to total loans and leases was 1.35% as of June 30, 2022, compared to 1.38% at March 31, 2022.

The effective tax rate was 20.1%, compared to 20.9% for the first quarter of 2022 with the decline primarily resulting from tax benefits from stock compensation activity.

The CET1 regulatory capital ratio was 9.7% (estimated), declining from 10.0% at March 31, 2022 with the decline primarily due to the risk-weighted assets impact from the strong loan growth in the second quarter. Tangible book value per common share (non-GAAP) was $8.10 at June 30, 2022, an increase of $0.01 per share from March 31, 2022. AOCI reduced the current quarter-end tangible book value per common share by $0.72 reflecting increased unrealized losses on AFS securities caused by the higher interest rate environment, compared to $0.57 at the end of the prior quarter. During the second quarter of 2022, the Company repurchased 1.1 million shares of common stock at a weighted average share price of $11.77 for a total of $13.0 million.

June 30, 2022 Year-To-Date Results – Comparison to Prior Year-To-Date Period

Net interest income totaled $487.8 million, increasing $37.0 million, or 8.2%, as the higher interest rate environment impacted earning asset yields. The net interest margin (FTE) (non-GAAP) contracted 3 basis points to 2.69%. The total impact of PPP, purchase accounting accretion and higher cash balances on net interest margin was a decrease of 13 basis points, compared to a benefit of 2 basis points in the prior year. The yield on earning assets decreased 10 basis points to 2.94% primarily from reduced PPP contribution, while the cost of funds improved 7 basis points to 0.26% due to actions taken to reduce the cost of interest-bearing deposits given the low interest rate environment in 2021 and strong growth in non-interest-bearing deposits.

Average loans totaled $26.7 billion, an increase of $1.3 billion, or 5.2%. Excluding PPP loans, average total loans and leases (non-GAAP) increased $3.3 billion, or 14.4%, including growth of $1.9 billion in commercial loans and leases ($1.0 billion from Howard) and $1.4 billion in consumer loans ($0.5 billion from Howard). Excluding PPP (non-GAAP), growth in total average commercial loans included $1.2 billion, or 24.5%, in commercial and industrial loans and $686.4 million, or 6.9%, in commercial real estate led by healthy origination activity in the Pittsburgh, Cleveland, and North and South Carolina markets, as well as Howard-acquired loans. Growth in total average consumer loans was due to an increase in residential mortgage loans of $819.7 million, or 24.3%, direct home equity installment loans of $527.1 million, or 25.8%, and indirect installment loans of $47.5 million, or 3.9%. Excluding PPP (non-GAAP), period-end total loans and leases increased $4.4 billion, or 18.7%, including growth of $2.5 billion in commercial loans and leases and $1.9 billion in consumer loans.

Average deposits totaled $33.4 billion, increasing $3.4 billion, or 11.4%, led by growth of $1.9 billion, or 19.4%, in non-interest-bearing deposits and $1.4 billion, or 10.2%, in interest-bearing demand deposits driven by solid organic growth in customer relationships as well as the Howard acquisition. Time deposits declined $427.5 million, or 12.6%, as customer preferences shifted to more liquid accounts, however, customers' preferences are beginning to shift back to time deposits as interest rates increase.

Non-interest income totaled $160.5 million, decreasing $2.1 million, or 1.3%. Mortgage banking operations income decreased $10.4 million, or 44.8%, as secondary market revenue and mortgage held-for-sale pipelines declined from elevated levels in 2021 due to the significant increase in interest rates. Service charges increased $8.7 million, or 15.0%, driven by interchange fees, treasury management services and higher customer activity. Wealth management revenues increased $2.1 million, or 7.0%, as trust income and securities commissions and fees increased 9.2% and 3.3%, respectively, through contributions across the geographic footprint and an increase in assets under management.

Non-interest expense totaled $420.2 million, an increase of $52.8 million, or 14.4%, from 2021. Excluding significant items totaling $34.8 million in 2022 and $2.6 million in 2021, operating non-interest expense (non-GAAP) increased $20.6 million, or 5.7%. This increase was attributable to higher salaries and employee benefits expense of $6.7 million, or 3.2%, on an operating basis (non-GAAP), related to normal merit increases, higher production-related commissions and incentives, and the acquired Howard expense base. On an operating basis, occupancy and equipment increased $4.2 million, or 6.5%, primarily from technology-related investments and the acquired Howard expense base. These increases were offset by a $1.3 million, or 3.7%, decrease in outside services, on an operating basis. The efficiency ratio (non-GAAP) equaled 57.8% on a year-to-date basis, unchanged from the 2021 period.

The provision for credit losses was $24.4 million. Excluding $19.1 million of initial provision for non-PCD loans associated with the Howard acquisition, provision for credit losses was $5.3 million, on an operating basis (non-GAAP), compared to $4.8 million in 2021. Net charge-offs totaled $1.5 million, or 0.01% of total average loans, compared to $11.0 million, or 0.09%, in 2021, with both periods well below historical levels.

The effective tax rate was 20.4% for 2022, compared to 19.3% in 2021. The increase was driven by higher state income taxes and nondeductible merger-related expenses resulting from the Howard acquisition.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, provision for credit losses, excluding the initial provision for non-PCD loans associated with the Howard acquisition, average deposits, excluding Howard average deposits, loans and leases, excluding PPP loans and Howard loans as of the acquisition date, excluding PPP loans, loans and leases, excluding PPP loans and Howard loans, excluding PPP loans (average), loans and leases, excluding PPP loans, pre-provision net revenue to average tangible common equity, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for, or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP.”

Management believes items such as merger expenses, initial provision for non-PCD loans acquired and branch consolidation costs are not organic to run our operations and facilities. These items are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. The merger expenses and branch consolidation costs principally represent expenses to satisfy contractual obligations of the acquired entity or closed branch without any useful ongoing benefit to us. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

To facilitate peer comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for the 2022 and 2021 periods were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This document may contain statements regarding F.N.B. Corporation’s outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. We do not assume any duty to update forward-looking statements, except as required by federal securities laws.

FNB’s forward-looking statements are subject to the following principal risks and uncertainties:

•Our business, financial results and balance sheet values are affected by business, economic and political circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) actions by the Federal Reserve Board, Federal Deposit Insurance Corporation, U.S. Treasury Department, Office of the Comptroller of the Currency and other governmental agencies, especially those that impact money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing of the U.S. economy in general and regional and local economies within our market area; (iv) inflation concerns; (v) the impacts of tariffs or other trade policies of the U.S. or its global trading partners; and (vi) the sociopolitical environment in the United States.
•Business and operating results affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.
•Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, loans, deposits and revenues. Our ability to anticipate, react quickly and continue to respond to technological changes and COVID-19 challenges can also impact our ability to respond to customer needs and meet competitive demands.

•Business and operating results can also be affected by widespread natural and other disasters, pandemics, including the impact of the COVID-19 pandemic crisis and post pandemic return to normalcy, global events, including the Ukraine-Russia conflict, dislocations, including shortages of labor, supply chain disruptions and shipping delays, terrorist activities, system failures, security breaches, significant political events, cyber attacks or international hostilities through impacts on the economy and financial markets generally, or on us or our counterparties specifically.
•Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain talent. These developments could include:
◦Changes resulting from the current U.S. presidential administration, including legislative and regulatory reforms, different approaches to supervisory or enforcement priorities, changes affecting oversight of the financial services industry, regulatory obligations or restrictions, consumer protection, taxes, employee benefits, compensation practices, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
◦Changes to regulations or accounting standards governing bank capital requirements, loan loss reserves and liquidity standards.
◦Changes in monetary and fiscal policies, including interest rate policies and strategies of the Federal Open Market Committee (FOMC).
◦Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to FNB.
◦Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.
◦Business and operating results are affected by our ability to effectively identify and manage risks inherent in our businesses, including, where appropriate, through effective use of policies, processes systems and controls, third-party insurance, derivatives, and capital and liquidity management techniques.
◦The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the impact on the allowance for credit losses due to changes in forecasted macroeconomic conditions as a result of applying the “current expected credit loss” accounting standard, or CECL.
◦A failure or disruption in or breach of our operational or security systems or infrastructure, or those of third parties, including as a result of cyber-attacks or campaigns.
•The COVID-19 pandemic and the federal, state, and local regulatory and governmental actions implemented in response to COVID-19 have resulted in increased volatility of the financial markets and national and local economic conditions, supply chain challenges, rising inflationary pressures, increased levels of unemployment and business failures, and the potential to have a material impact on, among other things, our business, financial condition, results of operations, liquidity, or on our management, employees, customers and critical vendors and suppliers. In view of the many unknowns associated with the COVID-19 pandemic, our forward-looking statements continue to be subject to various conditions that may be substantially different in the future than what we are currently experiencing or expecting, including, but not limited to, challenging headwinds for the U.S. economy and labor market and the possible change in commercial and consumer customer fundamentals, expectations and sentiments. As a result of the COVID-19 impact, including uncertainty regarding the potential impact of continuing variant mutations of the virus, U.S. government responsive measures to manage it or provide financial relief, the uncertainty regarding its duration and the success of vaccination efforts, it is possible the pandemic may have a material adverse impact on our business, operations and financial performance.
•We grow our business, in part, through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our unfamiliarity with those new areas, as well as risks and various uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into FNB after closing. Such risks attendant to the pending FNB-UB Bancorp merger include, but are not limited to:

◦The possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where FNB and UB Bancorp do business, or as a result of other unexpected factors or events;
◦Completion of the transaction is dependent on the satisfaction of customary closing conditions, including approval by UB Bancorp stockholders, which cannot be assured, and the timing and completion of the transaction is dependent on various factors that cannot be predicted with precision at this point;
◦The occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;
◦Completion of the transaction is subject to bank regulatory approvals and such approvals may not be obtained in a timely manner or at all or may be subject to conditions which may cause additional significant expense or delay the consummation of the merger transaction;
◦Potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction;
◦The outcome of any legal proceedings that may be instituted against FNB or UB Bancorp;
◦Subsequent federal legislative and regulatory actions and reforms affecting the financial institutions’ industry may substantially impact the economic benefits of the proposed merger;
◦Unanticipated challenges or delays in the integration of UB Bancorp’s business into FNB’s and the conversion of UB Bancorp’s technology systems and customer data may significantly increase the expense associated with the transaction; and
◦Other factors that may affect future results of FNB and UB Bancorp, including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

The risks identified here are not exclusive or the types of risks FNB may confront and actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A Risk Factors and the Risk Management sections of our 2021 Annual Report on Form 10-K, our subsequent 2022 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other 2022 filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-information/reports-and-filings or the SEC’s website at www.sec.gov. More specifically, our forward-looking statements may be subject to the evolving risks and uncertainties related to the COVID-19 pandemic and its macro-economic impact and the resulting governmental, business and societal responses to it. We have included our web address as an inactive textual reference only. Information on our website is not part of our SEC filings.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

This communication is being made in respect of the proposed merger transaction between FNB and UB Bancorp. In connection with the proposed merger, FNB will file a registration statement on Form S-4 with the SEC to register FNB’s shares that will be issued to UB Bancorp’s stockholders in connection with the merger. The registration statement will include a proxy statement of UB Bancorp and a prospectus of FNB as well as other relevant documents concerning the proposed transaction.

INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement/prospectus, other relevant materials (when they become available) and any other documents FNB has filed with the SEC may be obtained free of charge at the SEC's website at
www.sec.gov. In addition, investors and security holders may obtain free copies of the documents FNB has filed with the SEC by contacting James Orie, Chief Legal Officer, F.N.B. Corporation, One North Shore Center, Pittsburgh, PA 15212, telephone: (724) 983-3317. The proxy statement/prospectus, when it becomes available, may also be obtained free of charge from F.N.B. Corporation at the contact set forth above, or UB Bancorp, 1011 Red Banks Road, Greenville, NC 27858, telephone: (866) 638-0552.

Participants in the Solicitation
FNB and UB Bancorp and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from UB Bancorp’s stockholders in connection with the proposed merger. Information regarding FNB’s directors and executive officers is contained in FNB’s Proxy Statement on Schedule 14A, dated March 25, 2022, as amended, and in certain of its Current Reports on Form 8-K, which are filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of these documents may be obtained as described in the preceding paragraph.

No Offer or Solicitation
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results for the second quarter of 2022 on Wednesday, July 20, 2022. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results on Thursday, July 21, 2022, at 8:30 AM ET.

Participants are encouraged to pre-register for the conference call at https://dpregister.com/sreg/10168406/f374da7120. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.

Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.

Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the “About Us” tab of the Corporation’s website at www.fnbcorporation.com and clicking on “Investor Relations” then “Investor Conference Calls.” Access to the live webcast will begin approximately 30 minutes prior to the start of the call.

Presentation Materials: Presentation slides and the earnings release will also be available on the Corporation’s website at www.fnbcorporation.com by accessing the “About Us” tab and clicking on “Investor Relations" then "Investor Conference Calls."

A replay of the call will be available shortly after the completion of the call until midnight ET on Thursday, July 28, 2022. The replay can be accessed by dialing 877-344-7529 (for domestic callers) or 412-317-0088 (for international callers); the conference replay access code is 2893818. Following the call, a link to the webcast and the related presentation materials will be posted to the “Investor Relations” section of F.N.B. Corporation’s website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina; and Charleston, South Carolina. The Company has total assets of $42 billion and more than 340 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of
Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

###
Analyst/Institutional Investor Contact:
Lisa Constantine, 412-385-4773
constantinel@fnb-corp.com

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				2Q22	2Q22	For the Six Months Ended June 30,		%
	2Q22	1Q22	2Q21	1Q22	2Q21	2022	2021	Var.
Interest Income
Loans and leases, including fees	$242,026	$221,323	$223,409	9.4	8.3	$463,349	$444,791	4.2
Securities:
Taxable	27,150	24,023	21,499	13.0	26.3	51,173	43,606	17.4
Tax-exempt	6,569	6,727	7,279	(2.3)	(9.8)	13,296	14,839	(10.4)
Other	5,033	1,507	659	234.0	663.7	6,540	1,082	504.4
Total Interest Income	280,778	253,580	252,846	10.7	11.0	534,358	504,318	6.0
Interest Expense
Deposits	15,090	7,685	12,165	96.4	24.0	22,775	27,410	(16.9)
Short-term borrowings	5,760	5,802	6,676	(0.7)	(13.7)	11,562	13,716	(15.7)
Long-term borrowings	6,238	6,017	6,134	3.7	1.7	12,255	12,398	(1.2)
Total Interest Expense	27,088	19,504	24,975	38.9	8.5	46,592	53,524	(13.0)
Net Interest Income	253,690	234,076	227,871	8.4	11.3	487,766	450,794	8.2
Provision for credit losses	6,422	17,959	(1,126)	(64.2)	—	24,381	4,785	409.5
Net Interest Income After Provision for Credit Losses	247,268	216,117	228,997	14.4	8.0	463,385	446,009	3.9
Non-Interest Income
Service charges	34,693	31,515	29,726	10.1	16.7	66,208	57,557	15.0
Trust services	9,713	10,349	9,282	(6.1)	4.6	20,062	18,365	9.2
Insurance commissions and fees	6,352	7,605	6,227	(16.5)	2.0	13,957	13,412	4.1
Securities commissions and fees	6,052	5,691	5,747	6.3	5.3	11,743	11,365	3.3
Capital markets income	8,547	7,127	7,012	19.9	21.9	15,674	14,724	6.5
Mortgage banking operations	6,120	6,667	7,422	(8.2)	(17.5)	12,787	23,155	(44.8)
Dividends on non-marketable equity securities	2,770	2,150	2,383	28.8	16.2	4,920	4,659	5.6
Bank owned life insurance	4,043	2,642	4,766	53.0	(15.2)	6,685	7,714	(13.3)
Net securities gains	48	—	87	—	(44.8)	48	128	(62.5)
Other	3,816	4,576	7,120	(16.6)	(46.4)	8,392	11,498	(27.0)
Total Non-Interest Income	82,154	78,322	79,772	4.9	3.0	160,476	162,577	(1.3)
Non-Interest Expense
Salaries and employee benefits	103,870	112,189	102,073	(7.4)	1.8	216,059	209,376	3.2
Net occupancy	15,768	18,189	16,296	(13.3)	(3.2)	33,957	32,459	4.6
Equipment	18,687	18,005	17,160	3.8	8.9	36,692	34,190	7.3
Amortization of intangibles	3,549	3,227	3,024	10.0	17.4	6,776	6,074	11.6
Outside services	17,265	17,033	18,695	1.4	(7.6)	34,298	35,624	(3.7)
Marketing	4,628	3,256	3,392	42.1	36.4	7,884	6,833	15.4
FDIC insurance	5,295	4,574	4,208	15.8	25.8	9,869	9,052	9.0
Bank shares and franchise taxes	3,905	4,027	3,576	(3.0)	9.2	7,932	7,355	7.8
Merger-related	2,027	28,629	—	(92.9)	—	30,656	—	—
Other	17,780	18,297	14,076	(2.8)	26.3	36,077	26,399	36.7
Total Non-Interest Expense	192,774	227,426	182,500	(15.2)	5.6	420,200	367,362	14.4
Income Before Income Taxes	136,648	67,013	126,269	103.9	8.2	203,661	241,224	(15.6)
Income taxes	27,506	14,015	24,882	96.3	10.5	41,521	46,602	(10.9)
Net Income	109,142	52,998	101,387	105.9	7.6	162,140	194,622	(16.7)
Preferred stock dividends	2,010	2,010	2,010	—	—	4,020	4,020	—
Net Income Available to Common Stockholders	$107,132	$50,988	$99,377	110.1	7.8	$158,120	$190,602	(17.0)
Earnings per Common Share
Basic	$0.30	$0.15	$0.31	100.0	(3.2)	$0.45	$0.60	(25.0)
Diluted	0.30	0.15	0.31	100.0	(3.2)	0.45	0.59	(23.7)
Cash Dividends per Common Share	0.12	0.12	0.12	—	—	0.24	0.24	—

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)				% Variance
				2Q22	2Q22
	2Q22	1Q22	2Q21	1Q22	2Q21
Assets
Cash and due from banks	$438	$436	$394	0.5	11.2
Interest-bearing deposits with banks	1,591	3,421	2,550	(53.5)	(37.6)
Cash and Cash Equivalents	2,029	3,857	2,944	(47.4)	(31.1)
Securities available for sale	3,566	3,446	3,126	3.5	14.1
Securities held to maturity	3,740	3,513	3,135	6.5	19.3
Loans held for sale	164	253	177	(35.2)	(7.3)
Loans and leases, net of unearned income	28,044	26,839	25,111	4.5	11.7
Allowance for credit losses on loans and leases	(378)	(371)	(357)	1.9	5.9
Net Loans and Leases	27,666	26,468	24,754	4.5	11.8
Premises and equipment, net	405	394	343	2.8	18.1
Goodwill	2,434	2,434	2,262	—	7.6
Core deposit and other intangible assets, net	55	59	48	(6.8)	14.6
Bank owned life insurance	627	627	549	—	14.2
Other assets	995	971	1,068	2.5	(6.8)
Total Assets	$41,681	$42,022	$38,406	(0.8)	8.5
Liabilities
Deposits:
Non-interest-bearing demand	$11,716	$11,729	$10,198	(0.1)	14.9
Interest-bearing demand	14,739	15,256	13,657	(3.4)	7.9
Savings	3,982	3,970	3,413	0.3	16.7
Certificates and other time deposits	3,043	2,949	3,201	3.2	(4.9)
Total Deposits	33,480	33,904	30,469	(1.3)	9.9
Short-term borrowings	1,391	1,425	1,650	(2.4)	(15.7)
Long-term borrowings	712	713	888	(0.1)	(19.8)
Other liabilities	662	541	362	22.4	82.9
Total Liabilities	36,245	36,583	33,369	(0.9)	8.6
Stockholders' Equity
Preferred stock	107	107	107	—	—
Common stock	4	4	3	—	33.3
Additional paid-in capital	4,562	4,560	4,101	—	11.2
Retained earnings	1,182	1,118	981	5.7	20.5
Accumulated other comprehensive loss	(252)	(202)	(46)	24.8	447.8
Treasury stock	(167)	(148)	(109)	12.8	53.2
Total Stockholders' Equity	5,436	5,439	5,037	(0.1)	7.9
Total Liabilities and Stockholders' Equity	$41,681	$42,022	$38,406	(0.8)	8.5

F.N.B. CORPORATION AND SUBSIDIARIES	2Q22			1Q22			2Q21
(Dollars in thousands)		Interest			Interest			Interest
(Unaudited)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$2,738,581	$5,033	0.74%	$3,105,599	$1,507	0.20%	$2,436,958	$659	0.11%
Taxable investment securities (2)	6,069,239	26,912	1.77	5,930,948	23,785	1.60	5,071,781	21,295	1.68
Non-taxable investment securities (1)	1,000,593	8,524	3.41	1,025,284	8,732	3.41	1,094,787	9,386	3.43
Loans held for sale	209,544	2,065	3.94	259,362	2,392	3.70	196,455	1,865	3.80
Loans and leases (1) (3)	27,245,122	240,900	3.54	26,238,804	219,762	3.39	25,397,396	222,383	3.51
Total Interest Earning Assets (1)	37,263,079	283,434	3.05	36,559,997	256,178	2.83	34,197,377	255,588	3.00
Cash and due from banks	435,111			410,716			369,086
Allowance for credit losses	(374,750)			(360,392)			(368,243)
Premises and equipment	400,652			378,090			335,294
Other assets	4,163,546			4,132,660			3,992,672
Total Assets	$41,887,638			$41,121,071			$38,526,186
Liabilities
Deposits:
Interest-bearing demand	$15,013,195	10,455	0.28	$14,919,488	3,416	0.09	$13,798,324	4,900	0.14
Savings	3,957,969	597	0.06	3,875,020	143	0.01	3,391,989	175	0.02
Certificates and other time	2,974,360	4,038	0.55	2,944,377	4,126	0.57	3,258,747	7,090	0.88
Total interest-bearing deposits	21,945,524	15,090	0.28	21,738,885	7,685	0.14	20,449,060	12,165	0.24
Short-term borrowings	1,421,706	5,760	1.62	1,509,971	5,802	1.56	1,700,795	6,676	1.57
Long-term borrowings	712,313	6,238	3.51	709,817	6,017	3.44	954,402	6,134	2.58
Total Interest-Bearing Liabilities	24,079,543	27,088	0.45	23,958,673	19,504	0.33	23,104,257	24,975	0.43
Non-interest-bearing demand deposits	11,761,183			11,255,917			10,058,181
Total Deposits and Borrowings	35,840,726		0.30	35,214,590		0.22	33,162,438		0.30
Other liabilities	608,999			457,587			369,249
Total Liabilities	36,449,725			35,672,177			33,531,687
Stockholders' Equity	5,437,913			5,448,894			4,994,499
Total Liabilities and Stockholders' Equity	$41,887,638			$41,121,071			$38,526,186
Net Interest Earning Assets	$13,183,536			$12,601,324			$11,093,120
Net Interest Income (FTE) (1)		256,346			236,674			230,613
Tax Equivalent Adjustment		(2,656)			(2,598)			(2,742)
Net Interest Income		$253,690			$234,076			$227,871
Net Interest Spread			2.60%			2.50%			2.57%
Net Interest Margin (1)			2.76%			2.61%			2.70%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income. The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES	Six Months Ended June 30,
(Dollars in thousands)	2022			2021
(Unaudited)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$2,921,076	$6,540	0.45%	$1,999,580	$1,082	0.11%
Taxable investment securities (2)	6,000,476	50,697	1.69	4,994,705	43,212	1.73
Non-taxable investment securities (1)	1,012,870	17,256	3.41	1,110,902	19,107	3.44
Loans held for sale	234,316	4,457	3.81	180,503	3,358	3.72
Loans and leases (1) (3)	26,744,743	460,662	3.47	25,424,960	443,160	3.51
Total Interest Earning Assets (1)	36,913,481	539,612	2.94	33,710,650	509,919	3.04
Cash and due from banks	422,981			369,474
Allowance for credit losses	(367,611)			(369,013)
Premises and equipment	389,433			334,310
Other assets	4,148,188			4,033,514
Total Assets	$41,506,472			$38,078,935
Liabilities
Deposits:
Interest-bearing demand	$14,966,600	13,871	0.19	$13,578,936	10,439	0.16
Savings	3,916,724	740	0.04	3,336,465	347	0.02
Certificates and other time	2,959,451	8,164	0.56	3,386,928	16,624	0.99
Total interest-bearing deposits	21,842,775	22,775	0.21	20,302,329	27,410	0.27
Short-term borrowings	1,465,595	11,562	1.59	1,759,979	13,716	1.57
Long-term borrowings	711,072	12,255	3.48	1,023,337	12,398	2.44
Total Interest-Bearing Liabilities	24,019,442	46,592	0.39	23,085,645	53,524	0.47
Non-interest-bearing demand deposits	11,509,946			9,638,015
Total Deposits and Borrowings	35,529,388		0.26	32,723,660		0.33
Other liabilities	533,711			377,089
Total Liabilities	36,063,099			33,100,749
Stockholders' Equity	5,443,373			4,978,186
Total Liabilities and Stockholders' Equity	$41,506,472			$38,078,935
Net Interest Earning Assets	$12,894,039			$10,625,005
Net Interest Income (FTE) (1)		493,020			456,395
Tax Equivalent Adjustment		(5,254)			(5,601)
Net Interest Income		$487,766			$450,794
Net Interest Spread			2.55%			2.57%
Net Interest Margin (1)			2.69%			2.72%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income. The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

				For the Six Months Ended June 30,
	2Q22	1Q22	2Q21	2022	2021
Performance Ratios
Return on average equity	8.05%	3.94%	8.14%	6.01%	7.88%
Return on average tangible equity (1)	15.24	7.50	15.52	11.35	15.09
Return on average tangible common equity (1)	15.53	7.49	15.85	11.49	15.41
Return on average assets	1.05	0.52	1.06	0.79	1.03
Return on average tangible assets (1)	1.14	0.58	1.15	0.87	1.12
Net interest margin (FTE) (2)	2.76	2.61	2.70	2.69	2.72
Yield on earning assets (FTE) (2)	3.05	2.83	3.00	2.94	3.04
Cost of interest-bearing deposits	0.28	0.14	0.24	0.21	0.27
Cost of interest-bearing liabilities	0.45	0.33	0.43	0.39	0.47
Cost of funds	0.30	0.22	0.30	0.26	0.33
Efficiency ratio (1)	55.18	60.66	56.83	57.82	57.75
Effective tax rate	20.13	20.91	19.71	20.39	19.32
Pre-provision net revenue (reported) / average tangible common equity (1)	20.21	11.89	19.49	16.03	19.40
Pre-provision net revenue (operating) / average tangible common equity (1)	20.49	16.48	19.90	18.48	19.60
Capital Ratios
Equity / assets (period end)	13.04	12.94	13.12
Common equity / assets (period end)	12.79	12.69	12.84
Common equity tier 1 (3)	9.7	10.0	9.9
Leverage ratio	8.22	8.28	7.84
Tangible equity / tangible assets (period end) (1)	7.52	7.45	7.55
Tangible common equity / tangible assets (period end) (1)	7.25	7.18	7.26
Common Stock Data
Average diluted common shares outstanding	354,687,069	348,926,046	323,328,165	351,834,934	324,028,263
Period end common shares outstanding	350,725,378	350,911,030	319,465,156
Book value per common share	$15.19	$15.19	$15.43
Tangible book value per common share (1)	8.10	8.09	8.20
Dividend payout ratio (common)	39.74%	83.74%	39.09%	53.93%	40.86%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)
June 30, 2022 Common Equity Tier 1 ratio is an estimate and reflects the election of a five-year transition to delay the full impact of CECL on regulatory capital for two years, followed by a three-year transition period.

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)
				% Variance
				2Q22	2Q22
	2Q22	1Q22	2Q21	1Q22	2Q21
Balances at period end
Loans and Leases:
Commercial real estate	$10,787	$10,746	$9,793	0.4	10.2
Commercial and industrial (1)	6,564	6,220	6,619	5.5	(0.8)
Commercial leases	504	471	477	7.0	5.7
Other	136	144	80	(5.6)	70.0
Commercial loans and leases	17,991	17,581	16,969	2.3	6.0
Direct installment	2,769	2,568	2,145	7.8	29.1
Residential mortgages	4,595	4,188	3,505	9.7	31.1
Indirect installment	1,384	1,216	1,223	13.8	13.2
Consumer LOC	1,305	1,286	1,269	1.5	2.8
Consumer loans	10,053	9,258	8,142	8.6	23.5
Total loans and leases	$28,044	$26,839	$25,111	4.5	11.7
Note: Loans held for sale were $164, $253 and $177 at 2Q22, 1Q22, and 2Q21, respectively.
(1) PPP loans were $85.8 million, $179.6 million and $1.6 billion at 2Q22, 1Q22 and 2Q21, respectively.
				% Variance
Average balances				2Q22	2Q22	For the Six Months Ended June 30,		%
Loans and Leases:	2Q22	1Q22	2Q21	1Q22	2Q21	2022	2021	Var.
Commercial real estate	$10,621	$10,558	$9,897	0.6	7.3	$10,582	$9,896	6.9
Commercial and industrial (1)	6,392	6,098	7,010	4.8	(8.8)	6,254	7,078	(11.6)
Commercial leases	469	482	476	(2.8)	(1.5)	475	476	(0.2)
Other	150	113	76	32.8	98.8	132	67	97.4
Commercial loans and leases	17,632	17,252	17,459	2.2	1.0	17,443	17,517	(0.4)
Direct installment	2,653	2,480	2,068	7.0	28.3	2,567	2,040	25.8
Residential mortgages	4,368	4,016	3,386	8.8	29.0	4,193	3,373	24.3
Indirect installment	1,299	1,214	1,214	7.0	7.1	1,257	1,210	3.9
Consumer LOC	1,292	1,276	1,270	1.3	1.7	1,285	1,285	—
Consumer loans	9,613	8,987	7,938	7.0	21.1	9,302	7,908	17.6
Total loans and leases	$27,245	$26,239	$25,397	3.8	7.3	$26,745	$25,425	5.2
(1) PPP average loans were $126.4 million, $252.3 million and $2.1 billion at 2Q22, 1Q22 and 2Q21, respectively, and $189.0 million and $2.2 billion for the six months ended June 30, 2022 and 2021, respectively.

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				2Q22	2Q22
Asset Quality Data	2Q22	1Q22	2Q21	1Q22	2Q21
Non-Performing Assets
Non-performing loans	$92	$102	$128	(9.8)	(28.1)
Other real estate owned (OREO)	10	8	9	25.0	11.1
Non-performing assets	$102	$110	$137	(7.3)	(25.5)
Non-performing loans / total loans and leases	0.33%	0.38%	0.51%
Non-performing assets + 90 days past due / total loans and leases + OREO	0.39	0.44	0.57
Delinquency
Loans 30-89 days past due	$63	$68	$54	(7.4)	16.7
Loans 90+ days past due	8	9	7	(11.1)	14.3
Non-accrual loans	92	102	128	(9.8)	(28.1)
Past due and non-accrual loans	$163	$179	$189	(8.9)	(13.8)
Past due and non-accrual loans / total loans and leases	0.58%	0.66%	0.75%

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				2Q22	2Q22	For the Six Months Ended June 30,		%
Allowance on Loans and Leases and Allowance for Unfunded Loan Commitments Rollforward	2Q22	1Q22	2Q21	1Q22	2Q21	2022	2021	Var.
Allowance for Credit Losses on Loans and Leases
Balance at beginning of period	$370.6	$344.3	$362.0	7.7	2.4	$344.3	$363.1	(5.2)
Provision for credit losses	7.0	18.2	(1.7)	(61.7)	509.7	25.2	4.4	478.7
Net loan (charge-offs)/recoveries	0.4	(1.9)	(3.8)	(120.2)	(110.0)	(1.5)	(11.0)	(86.2)
Allowance for purchased credit deteriorated (PCD) loans and leases at acquisition	—	10.0	—			10.0	—
Allowance for credit losses on loans and leases	$378.0	$370.6	$356.5	2.0	6.0	$378.0	$356.5	6.0
Allowance for Unfunded Loan Commitments
Allowance for unfunded loan commitments balance at beginning of period	$18.8	$19.2	$13.5	(1.8)	39.0	$19.2	$13.7	40.2
Provision (reduction in allowance) for unfunded loan commitments / other adjustments	(0.6)	(0.3)	0.6	70.3	(199.8)	(0.9)	0.4	(314.7)
Allowance for unfunded loan commitments	$18.2	$18.8	$14.1	(3.1)	29.2	$18.2	$14.1	29.4
Total allowance for credit losses on loans and leases and allowance for unfunded loan commitments	$396.3	$389.5	$370.6	1.7	6.9	$396.3	$370.6	6.9
Allowance for credit losses on loans and leases / total loans and leases	1.35%	1.38%	1.42%
Allowance for credit losses on loans and leases / total non-performing loans	408.9	365.0	278.2
Net loan charge-offs (annualized) / total average loans and leases	(0.01)	0.03	0.06			0.01%	0.09%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.
				% Variance
				2Q22	2Q22	For the Six Months Ended June 30,		%
	2Q22	1Q22	2Q21	1Q22	2Q21	2022	2021	Var.
Operating net income available to common stockholders:
(Dollars in thousands)
Net income available to common stockholders	$107,132	$50,988	$99,377			$158,120	$190,602
Merger-related expense	2,027	28,629	—			30,656	—
Tax benefit of merger-related expense	(426)	(6,012)	—			(6,438)	—
Provision expense related to acquisition	—	19,127	—			19,127	—
Tax benefit of provision expense related to acquisition	—	(4,017)	—			(4,017)	—
Branch consolidation costs	—	4,178	2,644			4,178	2,644
Tax benefit of branch consolidation costs	—	(877)	(555)			(877)	(555)
Operating net income available to common stockholders (non-GAAP)	$108,733	$92,016	$101,466	18.2	7.2	$200,749	$192,691	4.2

Operating earnings per diluted common share:
Earnings per diluted common share	$0.30	$0.15	$0.31			$0.45	$0.59
Merger-related expense	0.01	0.08	—			0.09	—
Tax benefit of merger-related expense	—	(0.02)	—			(0.02)	—
Provision expense related to acquisition	—	0.05	—			0.05	—
Tax benefit of provision expense related to acquisition	—	(0.01)	—			(0.01)	—
Branch consolidation costs	—	0.01	0.01			0.01	0.01
Tax benefit of branch consolidation costs	—	—	—			—	—
Operating earnings per diluted common share (non-GAAP)	$0.31	$0.26	$0.31	19.2	—	$0.57	$0.59	(3.4)

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Six Months Ended June 30,
	2Q22	1Q22	2Q21	2022	2021
Return on average tangible equity:
(Dollars in thousands)
Net income (annualized)	$437,767	$214,935	$406,663	$326,967	$392,469
Amortization of intangibles, net of tax (annualized)	11,247	10,339	9,581	10,795	9,677
Tangible net income (annualized) (non-GAAP)	$449,014	$225,274	$416,244	$337,762	$402,146

Average total stockholders' equity	$5,437,913	$5,448,894	$4,994,499	$5,443,373	$4,978,186
Less: Average intangible assets (1)	(2,490,899)	(2,444,395)	(2,311,953)	(2,467,776)	(2,313,474)
Average tangible stockholders' equity (non-GAAP)	$2,947,014	$3,004,499	$2,682,546	$2,975,597	$2,664,712

Return on average tangible equity (non-GAAP)	15.24%	7.50%	15.52%	11.35%	15.09%
Return on average tangible common equity:
(Dollars in thousands)
Net income available to common stockholders (annualized)	$429,704	$206,787	$398,600	$318,861	$384,364
Amortization of intangibles, net of tax (annualized)	11,247	10,339	9,581	10,795	9,677
Tangible net income available to common stockholders (annualized) (non-GAAP)	$440,951	$217,126	$408,181	$329,656	$394,041

Average total stockholders' equity	$5,437,913	$5,448,894	$4,994,499	$5,443,373	$4,978,186
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,490,899)	(2,444,395)	(2,311,953)	(2,467,776)	(2,313,474)
Average tangible common equity (non-GAAP)	$2,840,132	$2,897,617	$2,575,664	$2,868,715	$2,557,830

Return on average tangible common equity (non-GAAP)	15.53%	7.49%	15.85%	11.49%	15.41%
Return on average tangible assets:
(Dollars in thousands)
Net income (annualized)	$437,767	$214,935	$406,663	$326,967	$392,469
Amortization of intangibles, net of tax (annualized)	11,247	10,339	9,581	10,795	9,677
Tangible net income (annualized) (non-GAAP)	$449,014	$225,274	$416,244	$337,762	$402,146

Average total assets	$41,887,638	$41,121,071	$38,526,186	$41,506,472	$38,078,935
Less: Average intangible assets (1)	(2,490,899)	(2,444,395)	(2,311,953)	(2,467,776)	(2,313,474)
Average tangible assets (non-GAAP)	$39,396,739	$38,676,676	$36,214,233	$39,038,696	$35,765,461

Return on average tangible assets (non-GAAP)	1.14%	0.58%	1.15%	0.87%	1.12%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	2Q22	1Q22	2Q21
Tangible book value per common share:
(Dollars in thousands, except per share data)
Total stockholders' equity	$5,436,067	$5,438,595	$5,036,410
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,489,244)	(2,492,359)	(2,310,453)
Tangible common equity (non-GAAP)	$2,839,941	$2,839,354	$2,619,075

Common shares outstanding	350,725,378	350,911,030	319,465,156

Tangible book value per common share (non-GAAP)	$8.10	$8.09	$8.20
Tangible equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$5,436,067	$5,438,595	$5,036,410
Less: Intangible assets (1)	(2,489,244)	(2,492,359)	(2,310,453)
Tangible equity (non-GAAP)	$2,946,823	$2,946,236	$2,725,957

Total assets	$41,680,903	$42,021,887	$38,405,693
Less: Intangible assets (1)	(2,489,244)	(2,492,359)	(2,310,453)
Tangible assets (non-GAAP)	$39,191,659	$39,529,528	$36,095,240

Tangible equity / tangible assets (period end) (non-GAAP)	7.52%	7.45%	7.55%
Tangible common equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$5,436,067	$5,438,595	$5,036,410
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,489,244)	(2,492,359)	(2,310,453)
Tangible common equity (non-GAAP)	$2,839,941	$2,839,354	$2,619,075

Total assets	$41,680,903	$42,021,887	$38,405,693
Less: Intangible assets (1)	(2,489,244)	(2,492,359)	(2,310,453)
Tangible assets (non-GAAP)	$39,191,659	$39,529,528	$36,095,240

Tangible common equity / tangible assets (period end) (non-GAAP)	7.25%	7.18%	7.26%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
		Six Months Ended June 30,
	1Q22	2022
Provision for credit losses, excluding the initial provision for non-PCD loans associated with the Howard acquisition
(Dollars in thousands)
Provision for credit losses	$17,959	$24,381
Less: Initial provision for non-PCD loans associated with the Howard acquisition	(19,127)	(19,127)
Provision for credit losses, excluding the initial provision for non-PCD loans associated with the Howard acquisition (non-GAAP)	$(1,168)	$5,254

	2Q22	2Q21
Deposits, excluding Howard deposits (average):
(Dollars in thousands)
Deposits	$33,706,707	$30,507,241
Less: Howard deposits	(1,630,100)	—
Deposits, excluding Howard deposits (non-GAAP)	$32,076,607	$30,507,241

	2Q22	2Q21
Loans and leases, excluding PPP loans and Howard loans as of the acquisition date, excluding PPP loans (period-end):
(Dollars in thousands)
Loans and leases	$28,044,139	$25,110,528
Less: PPP loans outstanding	(85,837)	(1,551,284)
Less: Howard loans as of the acquisition date, excluding PPP loans outstanding	(1,767,564)	—
Loans and leases, excluding PPP loans and Howard loans as of the acquisition date, excluding PPP loans (non-GAAP)	$26,190,738	$23,559,244

	2Q22	2Q21
Loans and leases, excluding PPP loans and Howard loans, excluding PPP loans (average):
(Dollars in thousands)
Loans and leases	$27,245,122	$25,397,396
Less: PPP loans outstanding	(126,391)	(2,125,609)
Less: Howard loans, excluding PPP loans outstanding	(1,643,118)	—
Loans and leases, excluding PPP loans and Howard loans, excluding PPP loans (non-GAAP)	$25,475,613	$23,271,787

	2Q22	1Q22	2Q21
Loans and leases, excluding PPP loans (period-end):
(Dollars in thousands)
Loans and leases	$28,044,139	$26,839,069	$25,110,528
Less: PPP loans outstanding	(85,837)	(179,644)	(1,551,284)
Loans and leases, excluding PPP loans (non-GAAP)	$27,958,302	$26,659,425	$23,559,244

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Six Months Ended June 30,
	2Q22	1Q22	2Q21	2022	2021
KEY PERFORMANCE INDICATORS
Pre-provision net revenue / average tangible common equity:
(Dollars in thousands)
Net interest income	$253,690	$234,076	$227,871	$487,766	$450,794
Non-interest income	82,154	78,322	79,772	160,476	162,577
Less: Non-interest expense	(192,774)	(227,426)	(182,500)	(420,200)	(367,362)
Pre-provision net revenue (as reported)	$143,070	$84,972	$125,143	$228,042	$246,009
Pre-provision net revenue (as reported) (annualized)	$573,852	$344,608	$501,947	$459,863	$496,095
Adjustments:
Add: Merger-related expense (non-interest expense)	2,027	28,629	—	30,656	—
Add: Branch consolidation costs (non-interest expense)	—	4,178	2,644	4,178	2,644
Pre-provision net revenue (operating) (non-GAAP)	$145,097	$117,779	$127,787	$262,876	$248,653
Pre-provision net revenue (operating) (annualized) (non-GAAP)	$581,982	$477,659	$512,552	$530,108	$501,427
Average total shareholders’ equity	$5,437,913	$5,448,894	$4,994,499	$5,443,373	$4,978,186
Less: Average preferred shareholders’ equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,490,899)	(2,444,395)	(2,311,953)	(2,467,776)	(2,313,474)
Average tangible common equity (non-GAAP)	$2,840,132	$2,897,617	$2,575,664	$2,868,715	$2,557,830
Pre-provision net revenue (reported) / average tangible common equity (non-GAAP)	20.21%	11.89%	19.49%	16.03%	19.40%
Pre-provision net revenue (operating) / average tangible common equity (non-GAAP)	20.49%	16.48%	19.90%	18.48%	19.60%
Efficiency ratio (FTE):
(Dollars in thousands)
Total non-interest expense	$192,774	$227,426	$182,500	$420,200	$367,362
Less: Amortization of intangibles	(3,549)	(3,227)	(3,024)	(6,776)	(6,074)
Less: OREO expense	(433)	(315)	(499)	(748)	(1,285)
Less: Merger-related expense	(2,027)	(28,629)	—	(30,656)	—
Less: Branch consolidation costs	—	(4,178)	(2,644)	(4,178)	(2,644)
Adjusted non-interest expense	$186,765	$191,077	$176,333	$377,842	$357,359

Net interest income	$253,690	$234,076	$227,871	$487,766	$450,794
Taxable equivalent adjustment	2,656	2,598	2,742	5,254	5,601
Non-interest income	82,154	78,322	79,772	160,476	162,577
Less: Net securities gains	(48)	—	(87)	(48)	(128)
Adjusted net interest income (FTE) + non-interest income	$338,452	$314,996	$310,298	$653,448	$618,844

Efficiency ratio (FTE) (non-GAAP)	55.18%	60.66%	56.83%	57.82%	57.75%
(1) Excludes loan servicing rights.